Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8, pertaining to the Hudson Valley Holding Corp. 2002 Stock Option Plan, of our reports dated March 13, 2006, relating to the consolidated financial statements of Hudson Valley Holding Corp. and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York

November 29, 2006